Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report of Primoris Services Corporation of our reports dated March 20, 2012 and April 25, 2011 relating to the combined balance sheets of Q3 Contracting, Inc. (formerly known as Quality Restoration Services, Inc.) and Quality Real Estate Partners, LLC as of December 31, 2011, 2010 and 2009, and the related combined statements of income, shareholders’ and members’ equity, and cash flows for the years then ended, appearing in the Form 8-K/A.

/s/ Moquist Thorvilson Kaufmann & Pieper LLC
Edina, Minnesota
February 4, 2013